Exhibit 5.14
[Letterhead of Sullivan & Cromwell LLP]
July 16, 2008
The Goldman Sachs Group, Inc.,
     85 Broad Street,
          New York, New York 10004.
Ladies and Gentlemen:
          We are acting as counsel to The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), in connection with the filing, by the Company and certain of its subsidiaries, of Post-Effective Amendment No. 11 (the “Amendment”) to the Registration Statement on Form S-3, File No. 333-130074 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”). The Amendment registers debt securities and purchase contracts of the Company (the “Securities”) that may be issued from time to time under the Senior Debt Indenture, dated as of July 16, 2008 (the “Indenture), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”). As described in the Amendment, the Securities may be issued individually; in units comprised of any one or more of the Securities, other securities previously registered under the Registration Statement and other securities of third parties; or upon exercise or otherwise pursuant to the terms of the Securities or such other registered securities.
          In connection with the filing of the Amendment, we, as your counsel, have examined such corporate records, certificates and other documents, including the resolutions of the Company’s Board of Directors authorizing the issuance of the Securities (the “Resolutions”), and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:
     (1) The Indenture has been duly authorized, executed and delivered by the Company.
     (2) When the Amendment has become effective under the Act, when the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and when the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Amendment, and if all the foregoing actions are taken pursuant to the authority granted in the Resolutions, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.
          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
          We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee and that the signatures on documents examined by us are genuine. We have further assumed that the issuance or delivery by the Company of any securities other than the Securities, or of any other property, as part of any units that include the Securities or upon exercise or otherwise pursuant to the terms of the Securities will be effected pursuant to the authority granted in the Resolutions and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. Finally, we have assumed that the authority granted in the Resolutions will remain in effect at all relevant times and that no Securities will be issued or other action taken in contravention of any applicable limit established pursuant to the Resolutions from time to time.
          We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Securities, or as to the effect that their performance of such obligations may have upon any of the matters referred to above. Nor are we expressing an opinion as to any securities other than the Securities.
          We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the reference to us under the heading “Validity of the Securities” in the prospectus relating to the Securities contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ SULLIVAN & CROMWELL LLP